Exhibit 8.2

		New York	Paris
		Menlo Park	Madrid
		Washington DC	Tokyo
		São Paulo	Pékin
		Londres	Hong Kong

Davis Polk & Wardwell llp	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

October 5, 2016

Advanced Accelerator Applications
20, rue Diesel
01630 Saint-Genis-Pouilly

Ladies and Gentlemen:

We are acting as United States counsel to Advanced Accelerator Applications S.A., a société anonyme organized under the laws of the Republic of France (the “Company”) in connection with the Company’s Registration Statement on Form F-1 (the “Abbreviated Registration Statement”) filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”) for the registration of up to $28,750,000 American Depositary Shares (“ADSs”) of the Company. Each ADS represents two ordinary shares, nominal value €0.10 per share, of the Company. The ADSs are to be purchased by certain underwriters and offered for sale to the public together with the ADSs registered pursuant to a Registration Statement on Form F-1 (File No. 333-213806) of the Company that was declared effective on October 5, 2016 (the “Initial Registration Statement”), including the prospectus (the “Prospectus”) which forms a part of the Initial Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We hereby confirm our opinion set forth under the caption “Taxation—U.S. Federal Income Tax Considerations for U.S. Holders” in the Prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Taxation—U.S. Federal Income Tax Considerations for U.S. Holders” and “Legal Matters” in the Prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement, and to the filing, as an exhibit to the Abbreviated Registration Statement, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP